 Ross Miller

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*090301*

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change Pursuant to NRS 78.209

For Nevada Profit Corporations

1.   Name of corporation:

Ilustrato Pictures International Inc.

2.  The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

550,000,000 common shares, par value $0.001

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

550,000,000 common shares, par value $0.001

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

1 share to be issued in exchange for every 50 shares currently issued and outstanding.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

rounded to nearest whole number

7. Effective date and time of filing: (optional)

 Date:

Time:

(must not be later than 90 days after the certificate is filed)

8. Signature: (required)

X /s/ Brian Hammond	President
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 3-5-05

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Split